                         Independent Auditors' Consent

    The Board of Directors
    Leeds Federal Bankshares, Inc.:

    We consent to the inclusion on Form S-8 of Leeds Federal Bankshares, Inc. of our report dated August 8, 1997, relating to the consolidated statements of financial condition of Leeds Federal Savings Bank and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which report appears in the June 30, 1997 Annual Report on Form 10-KSB of Leeds Federal Savings Bank.


       /s/ KPMG PEAT MARWICK LLP

    Baltimore, Maryland
    January 21, 1998